Exhibit 10.11

FINANCIAL ADVISORY AGREEMENT

THIS FINANCIAL ADVISORY AGREEMENT (“Agreement”) is made and entered into on the 5th of September 2006, by and between HFG International, Limited, a Hong Kong corporation (“HFG”), and Shenzhen Ritar Power Co., Ltd, a company organized under the laws of The People’s Republic of China (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to engage HFG to provide certain financial advisory and consulting services as specifically enumerated below commencing as of the date hereof related to the Financing, the Restructuring, the Going Public Transaction and the Post-Transaction Period (each as hereinafter defined), and HFG is willing to be so engaged;

NOW, THEREFORE, for and in consideration of the covenants set forth herein and the mutual benefits to be gained by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which are now and forever acknowledged and confessed, the parties hereto hereby agree and intend to be legally bound as follows:

1. Retention. As of the date hereof, the Company hereby retains and HFG hereby agrees to be retained as the Company’s exclusive financial advisor during the term of this Agreement. The Company acknowledges that HFG shall have the right to engage third parties to assist it in its efforts to satisfy its obligations hereunder. In its capacity as a financial advisor to the Company, HFG will:

A.	Restructuring, Going Public Transaction and Financing.

(i) consult on the implementation of a restructuring plan (the “Restructuring”) resulting in an organizational structure that will allow the Company to complete the Going Public Transaction;

assist the Company in evaluating the manner of effecting a going public transaction (a “Going Public Transaction”) with a public shell corporation domiciled in the United States of America and quoted on the “OTC BB” (“Pubco”) resulting in HFG, its affiliates and the minority shareholders of the public shell corporation retaining control of 9% of all the issued and outstanding stock of Pubco following consummation of both the Financing and the Going Public Transaction. The Company acknowledges that it has presented HFG with financial projections for the 12 month “trailing” period ending September 30, 2006 (the “2005/2006 Projections”) indicating that the Company will report net income, with actual reported net income for this period being referred to herein as (“2005/2006 ARNI”), of at least $3.5 million USD (the “2005/2006 Projected NI”). If the Company fails to satisfy the 2005/2006 Projected NI, to be reported to HFG on or before November 15, 2006, HFG shall have the right, upon delivery of written notice to the Company to be delivered in 5 days after the Company reports 2005/2006ARNI to HFG, to terminate this Agreement and the Financing Agreement attached hereto as Exhibit “A” or renegotiate their respective terms. If it is HFG’s desire to renegotiate the terms of the Going Public and Financing Transactions, such negotiations will terminate 15 days after the date the notice requesting a renegotiation is delivered to the Company, and in the event that new terms are not agreed upon within said 15 day period this Agreement shall be deemed terminated, unless the 15 day period is extended by the Company and HFG; and

FINANCIAL ADVISORY AGREEMENT

(ii) assist the Company in a capital raising transaction (a “Financing”) as permitted by applicable law and in accordance with the terms of that certain Financing Agreement (the “Financing Agreement”) attached hereto as Exhibit “A”.

B.	Post Transaction Period

Upon consummation of the Going Public Transaction, HFG agrees to:

(i) coordinate and supervise a training program for the purpose of facilitating new management’s operation of the public company;

(ii) if necessary, consult on the preparation of an information statement to be filed with the SEC to change Pubco’s name and to in turn assist in obtaining a new CUSIP number and stock symbol for Pubco;

(iii) consult on the development and implementation of Pubco’s investor relations efforts, which shall include (a) a program for communicating with brokerage professionals, investment bankers and market makers; (b) a complete investor relations strategy to be implemented in English and Chinese; and (c) the preparation and dissemination of press releases (the Company agrees that all costs and expenses charged by investor relations and press relations firms introduced by HFG and engaged by Pubco will be the sole responsibility of Pubco);

(iv) provide assistance and guidance in the preparation and assembly of application materials for the listing of Pubco’s common stock on a national exchange or quotation medium that may include, but shall not necessarily be limited to, the American Stock Exchange or the NASDAQ Stock Market;

(v) act as Pubco’s exclusive advisor on all financing efforts for a period of 24 months following the closing of the Going Public Transaction; and

(vi) provide Pubco with such additional financial advisory services as may be reasonably requested, to the extent HFG has the expertise or legal right to render such services.

2. Authorization. Subject to the terms and conditions of this Agreement, the Company hereby appoints HFG to act on a best efforts basis as its consultant during the Authorization Period (as hereinafter defined). HFG hereby accepts such appoint, with it being expressly acknowledged that HFG is acting in the capacity of independent contractor and not as an agent of either the Company, affiliates of the Company resulting from the Restructuring, or Pubco.

FINANCIAL ADVISORY AGREEMENT

In addition, except in the event of an act constituting either willful misconduct or gross negligence on the part of HFG, the Company agrees that it will not hold HFG responsible in the event that either the Restructuring, the Financing or the Going Public Transaction is not consummated, nor shall it hold HFG liable for any damages suffered by the Company as a result of the Company’s inability to consummate either the Restructuring, the Financing or the Going Public Transaction. However, in the event HFG commits an act constituting either willful misconduct or gross negligence which makes it impossible to complete either the Financing or the Going Public Transaction, HFG shall indemnify the Company against all costs, including legal, accounting and other fees and expenses, arising from the Company’s efforts to complete the Financing and the Going Public Transaction. It is expressly acknowledged by the Company that HFG shall not render legal or accounting advice in connection with the services to be provided herein. HFG shall have the right to recommend the legal and accounting professionals for the transactions contemplated herein.

3. Authorization Period. Except as otherwise provided for herein, HFG’s engagement hereunder shall become effective on the date hereof (the “Effective Date”) and will automatically terminate (the “Termination Date”) on the first to occur of either of the following: (a) either party exercises their right of termination under Section 5. hereof, (b) the Company’s breach of its covenants herein or (c) Pubco’s listing on a national stock exchange or a quotation medium. This Agreement may be extended beyond the Termination Date if both parties mutually agree in writing. Except as to certain obligations of the Company under Section 4. hereof, this Agreement shall also terminate immediately upon the mutual decision of the parties not to move forward with the Restructuring, the Financing or the Going Public Transaction.

4. Fees and Expenses. Immediately upon the commencement of HFG’s due diligence investigation of the Company, the Company shall deliver to HFG via wire transferred funds the non-refundable amount of US $15,000. Upon completion of the Company’s business plan, the Company shall deliver to HFG via wire transferred funds the non-refundable amount of US$15,000. Simultaneous with the closing of the Going Public Transaction, the Company shall pay to HFG a fee of US $450,000 (the “Fee”), via wire transferred funds.

In addition, the Company shall reimburse HFG for all documented travel and lodging expenses incurred by HFG personnel during the term of this Agreement. Reimbursement is to be made within 10 days of receipt of a written request for reimbursement submitted to the Company.

5. Due Diligence and Auditabilty. HFG shall have the right to perform a due diligence investigation of the Company that demonstrates to HFG’s sole satisfaction that the Company is a suitable candidate for the Going Public Transaction, which due diligence investigation shall include consultation with the Company’s independent audit firm regarding the auditablity of the Company in accordance with US GAAP. HFG shall have the right to terminate this Agreement in the event it determines that there exists a material and non-curable due diligence matter. The Company shall also have the right to perform a due diligence investigation of the public company.

FINANCIAL ADVISORY AGREEMENT

6. Representations and Covenants. The Company covenants and agrees that it will ensure that simultaneous with the closing of the Going Public Transaction, Pubco will file a registration statement on appropriate form with the SEC to register the HFG’s or its affiliates' holdings in Pubco (the “HFG Shares”) under Section 5 of the Securities Act of 1933 (the “Act”) for purposes of resale. The registration statement shall remain current until such time as the HFG Shares may be eligible for resale under Rule 144(k) of the Act.

7. Indemnification. The parties hereto shall indemnify each other to the extent provided for in this paragraph. Except as a result of an act of gross negligence or willful misconduct on the part of a party hereto, no party shall be liable to another party, or its officers, directors, employees, shareholders or affiliates, for any damages sustained as a result of an act or omission taken or made under this Agreement. In those cases where gross negligence or willful misconduct of a party is alleged and proven, the non-damaged party agrees to defend, indemnify and hold the damaged party harmless from and against any and all reasonable costs, expenses and liabilities suffered or sustained as a result of the act of gross negligence or willful misconduct

8. Governing Law. This Agreement shall be governed by the laws of the Peoples Republic of China and any dispute arising hereunder shall be submitted for binding arbitration to the China Foreign Trade Commission Arbitration Committee in Shanghai.

It is understood that this Agreement will be prepared and executed in both the English and Chinese languages, with both versions having legal efficacy. If a dispute arises as to the interpretation of a particular provision of this Agreement because of differences between the Chinese and English languages, the dispute shall be resolved in accordance with the provisions of the preceding paragraph of this Section 8.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HFG:

HFG International, Limited

By:  /s/ Timothy P. Halter
Timothy P. Halter,
Its: Chairman and CEO

FINANCIAL ADVISORY AGREEMENT

The Company:

Shenzhen Ritar Power Co., Ltd

By: /s/ Hu Jiada
Name:Hu Jiada
Its: Chairman

FINANCIAL ADVISORY AGREEMENT